EXHIBIT 99.1

Otelco Reports Fourth Quarter and 2018 Operational and Financial Results

ONEONTA, Ala., March 04, 2019 (GLOBE NEWSWIRE) -- Otelco Inc. (NASDAQ: OTEL), a wireline telecommunications services provider in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia, today announced operational and financial results for its fourth quarter and year ended December 31, 2018. Key operational and financial highlights for Otelco include:

  Total revenues of $16.2 million for fourth quarter 2018 and $66.1 million for 2018.
  Operating income of $4.0 million for fourth quarter 2018 and $17.8 million for 2018.
  Net income of $2.2 million for fourth quarter 2018 and $9.5 million for 2018.
  Consolidated EBITDA (as defined below) of $6.0 million for fourth quarter 2018 and $25.7 million for 2018.
  Voluntary principal prepayments reduced debt by $1.0 million in fourth quarter 2018 and $7.0 million for 2018, in addition to $4.4 million in scheduled principal payments in 2018.

FOURTH QUARTER RESULTS
The Company continued to execute on its strategy of fiber deployment and debt reduction in fourth quarter 2018. The impact of the Tax Cuts and Jobs Act significantly reduced the provision for income taxes due to the reduction of deferred taxes in fourth quarter 2017. The Company’s new credit agreement with CoBank in fourth quarter 2017 increased interest expense associated with the extinguishment of its former debt. Both changes limit the comparability of net income for fourth quarter and the year. Net income was $2.2 million in fourth quarter 2018, compared to $7.4 million in fourth quarter 2017. Revenues declined $0.6 million, or 3.7%, primarily from a reduction in residential customers and access fees, while expenses declined $0.1 million, or 0.6%, compared with the prior year period. Interest expense declined $4.0 million reflecting the write-off of unamortized loan costs in 2017 and lower interest expense associated with the reduction in principal under the Company’s new credit agreement. The Company invested $2.3 million in its network and operations. Consolidated EBITDA (as defined below) was $6.0 million for fourth quarter 2018, compared to $6.5 million for the same period in the previous year. The ratio of debt, net of cash, to Consolidated EBITDA was 2.72, reflecting the mandatory payments and voluntary prepayments made on the debt during the year. Basic net income per share was $0.61 per share for fourth quarter 2018, compared to $2.21 per share in the same period of 2017.

CONNECT AMERICA FUND II AND RURAL MUNICIPALITIES
Otelco was awarded just over $0.9 million over a ten-year period from the FCC’s reverse auction for three census blocks in Western Massachusetts. The funding will support the construction of a fixed wireless network to provide improved data services to four targeted communities. Approximately 1,000 locations in Hawley, Monroe, Florida and Savoy (Massachusetts) will have access to the network. The Company is partnering with another firm to build and operate the network, with construction expected to begin in second quarter 2019 once final contract negotiations are completed with the municipalities. The Company is working with the FCC staff to update its application information and be confirmed for grant release.

“We look forward to bringing improved broadband services to four more communities in New England,” commented Robert J. Souza, President and Chief Executive of Otelco. “The new network will enhance the residents’ voice and data service options with service levels not currently available in their markets. A number of other municipalities are exploring options with Otelco to improve digital service availability in their jurisdictions, based on our previous work with the town of Leverett, Massachusetts.”

NETWORK INVESTMENT
Otelco invested $8.0 million in 2018 to grow its fiber distribution network and improve its support systems, including the $2.3 million invested during fourth quarter 2018. Fiber-to-the-premise (“FTTP”) will be the primary vehicle to increase data capacity for Otelco’s customers, with fiber-to-the-node (“FTTN”) and fixed wireless options being employed in more sparsely populated areas. During 2018, Otelco added 135 miles of fiber in its service territories, an increase of 12% from 2017, and now passes approximately 7,250 discrete locations with fiber. The Company has over 2,200 miles of distribution and transport fiber in its network. During 2019, the Company plans to increase its investment in the business by 12% to $9.0 million, which is expected to expand the reach of its broadband network. In addition, the Company is evaluating the FCC’s revised Alternative Connect America Model (“A-CAM”) program which includes approximately $440,000 per year of additional funding and extends the program through 2028, representing two additional years of funding.

BALANCE SHEET
At the end of 2018, the Company reported cash of $4.7 million, an increase of $1.1 million from the end of 2017. During fourth quarter 2018, the Company reduced the outstanding principal on its credit facility by $2.1 million, including a $1.0 million voluntary prepayment. Otelco made more than $11.4 million in scheduled and voluntary payments on its debt during 2018. The remaining balance on the loan at the end of 2018 was $74.6 million, excluding loan origination costs, down 14.3% since the origination of the $87.0 million loan on November 2, 2017. At current interest rates, the payments made during 2018 will lower annual interest expense by just under $0.8 million. The interest rate on the loan reflects a reduction in the interest rate margin from 4.50% to 4.25%, which occurred when the Company brought its ratio of consolidated indebtedness to Consolidated EBITDA below 3.0 at the end of third quarter 2018. The lower margin will save the Company approximately $0.2 million in interest expense on an annual basis.

RICHARD CLARK JOINS OTELCO AS CHIEF OPERATING OFFICER
On October 15, 2018, Richard Clark joined the Company as Chief Operating Officer. Clark formerly was Executive Vice President and Chief Financial Officer of TVC Albany, Inc., which does business as FirstLight Fiber. Since joining Otelco, Clark has worked closely with the Company’s technical and engineering teams in determining a short and long-term broadband and fiber deployment strategy to optimize the use of A-CAM funding.

BILLING/OPERATIONS SUPPORT SYSTEM REPLACEMENT
During 2018, Otelco completed the conversion of three billing systems into a single new billing and operations support system. All carrier and end user activity - from ordering to provisioning to billing to collecting – is being handled in the new system. The next stage of the implementation will be the completion of geocoded maps that will improve Otelco’s ability to serve its customers and deploy capital as effectively as possible. Implementation of the system has reduced annual maintenance costs and, through consolidation of work groups, eliminated the need to backfill open positions within the organization, representing over $0.7 million in expense reductions.

SUMMARY
“The flexibility provided by our new debt agreement and completion of the billing system conversion, coupled with Otelco’s participation in the FCC’s A-CAM program with its focus on broadband and fiber deployment, provides a solid foundation for our business,” noted Souza. “Our marketing, sales and customer service teams are targeted in their approach to offering fiber-based Lightwave services to every location we pass with each new mile of fiber. With these improvements, we are well positioned to enhance our customers’ experience, improve available data speeds and product offerings, and add new customers to the Otelco family of companies. Focusing on both cost management and our revenue trajectory should continue to serve our employees, customers and stockholders well as we move into 2019.”

FOURTH QUARTER EARNINGS CONFERENCE CALL
Otelco has scheduled a conference call, which will be broadcast live over the internet, on Tuesday, March 5, 2019, at 11:30 a.m. (Eastern Time). To participate in the call, participants should dial (334) 323-0522 and ask for the Otelco call 10 minutes prior to the start time. Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the internet by visiting the Company’s website at www.Otelco.com. To listen to the live call online, please visit the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live webcast, a replay of the webcast will be available on the Company's website at www.Otelco.com for 30 days. A two-week telephonic replay may also be accessed by calling (719) 457-0820 and entering the Confirmation Code 2948716.

ABOUT OTELCO
Otelco Inc. provides wireline telecommunications services in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia. The Company’s services include local and long distance telephone, digital high-speed data lines, transport services, network access, cable television and other related services. Otelco is among the top 20 largest local exchange carriers in the United States. Otelco operates eleven incumbent telephone companies serving rural markets, or rural local exchange carriers. It also provides competitive retail and wholesale communications services and technology consulting, managed services and private/hybrid cloud hosting services through several subsidiaries. For more information, visit the Company’s website at www.Otelco.com.

FORWARD LOOKING STATEMENTS
Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

OTELCO INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share par value and share amounts)

	As of December 31,
	2018	2017
Assets
Current assets
Cash and cash equivalents	$4,657	$3,570
Accounts receivable:
Due from subscribers, net of allowance for doubtful
accounts of $577 and $226, respectively	4,183	4,647
Other	1,899	1,875
Materials and supplies	2,802	2,700
Prepaid expenses	1,198	3,122
Total current assets	14,739	15,914

Property and equipment, net	52,073	50,888
Goodwill	44,976	44,976
Intangible assets, net	919	1,328
Investments	1,498	1,632
Interest rate cap	4	-
Other assets	143	201
Total assets	$114,352	$114,939

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,331	$1,619
Accrued expenses	5,054	4,803
Advance billings and payments	1,614	1,684
Customer deposits	48	58
Current maturity of long-term notes payable, net of debt issuance costs	3,904	3,891
Total current liabilities	11,951	12,055

Deferred income taxes	20,145	18,939
Advance billings and payments	2,234	2,367
Other liabilities	13	13
Long-term notes payable, less current maturities and debt issuance costs	69,107	80,058
Total liabilities	103,450	113,432

Stockholders' equity
Class A Common Stock, $.01 par value-authorized 10,000,000 shares;
issued and outstanding 3,388,624 and 3,346,689 shares, respectively	34	34
Additional paid in capital	4,213	4,285
Retained earnings (accumulated deficit)	6,655	(2,812)
Total stockholders' equity	10,902	1,507
Total liabilities and stockholders' equity	$114,352	$114,939

OTELCO INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017

Revenues	$16,200	$16,793	$66,068	$68,526

Operating expenses
Cost of services	7,567	7,927	30,592	31,395
Selling, general and administrative expenses	2,759	2,461	10,451	10,147
Depreciation and amortization	1,850	1,861	7,232	7,377
Total operating expenses	12,176	12,249	48,275	48,919

Income from operations	4,024	4,544	17,793	19,607

Other income (expense)
Interest expense	(1,460)	(5,500)	(5,844)	(13,249)
Loss on debt prepayment penalty	-	(2,228)	-	(2,303)
Other income	11	1	263	204
Total other expenses	(1,449)	(7,727)	(5,581)	(15,348)

Income (loss) before income tax (expense) benefit	2,575	(3,183)	12,212	4,259
Income tax (expense) benefit	(338)	10,565	(2,745)	7,856

Net income	$2,237	$7,382	$9,467	$12,115

Weighted average number of common shares outstanding:
Basic	3,388,624	3,346,689	3,388,624	3,346,689
Diluted	3,443,119	3,445,632	3,434,862	3,445,632
Basic net income per common share	$0.66	$2.21	$2.79	$3.62
Diluted net income per common share	$0.65	$2.14	$2.76	$3.52

OTELCO INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2018	2017
Cash flows from operating activities:
Net income	$9,467	$12,115
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation	6,906	7,001
Amortization	326	376
Amortization of loan costs	476	4,823
Loss on debt prepayment penalty	-	2,303
Provision (benefit) for deferred income taxes	1,062	(9,393)
Excess tax benefit from stock-based compensation	144	52
Provision for uncollectible accounts receivable	553	357
Stock-based compensation	308	308
Payment in kind interest - subordinated debt	-	266
Changes in operating assets and liabilities
Accounts receivable	(113)	(316)
Materials and supplies	(102)	(516)
Prepaid expenses and other assets	1,982	(189)
Accounts payable and accrued expenses	(37)	215
Advance billings and payments	(203)	577
Other liabilities	(9)	(17)
Net cash from operating activities	20,760	17,962

Cash flows used in investing activities:
Acquisition and construction of property and equipment	(7,983)	(8,510)
Retirement of investment	(11)	(1)
Net cash used in investing activities	(7,994)	(8,511)

Cash flows used in financing activities:
Loan origination costs	(64)	(2,144)
Principal repayment of long-term notes payable	(11,350)	(98,927)
Proceeds from loan refinancing	-	87,000
Debt prepayment penalty fees	-	(2,303)
Interest rate cap	(4)	-
CoBank equity account retirement	119	164
Tax withholdings paid on behalf of employees for restricted stock units	(380)	(209)
Net cash used in financing activities	(11,679)	(16,419)

Net increase (decrease) in cash and cash equivalents	1,087	(6,968)
Cash and cash equivalents, beginning of period	3,570	10,538

Cash and cash equivalents, end of period	$4,657	$3,570

Supplemental disclosures of cash flow information:
Interest paid	$5,383	$9,287

Income taxes (refund) paid	$(502)	$1,802

Issuance of Class A common stock	$-	$1

CONSOLIDATED EBITDA – Consolidated EBITDA is defined as consolidated net income plus consolidated net interest expense, depreciation and amortization, income taxes and certain other fees, expenses and non-cash charges reducing consolidated net income. Consolidated EBITDA is a supplemental measure of the Company’s performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). Consolidated EBITDA corresponds to the definition of Consolidated EBITDA in the Company’s credit facility. The lenders under the Company’s credit facility utilize this measure to determine compliance with credit facility requirements. The Company uses Consolidated EBITDA as an operational performance measurement to focus attention on the operational generation of cash, which is used for reinvestment into the business; to repay its debt and to pay interest on its debt; to pay income taxes; and for other corporate requirements. The Company reports Consolidated EBITDA to allow current and potential investors to understand this performance metric and because the Company believes that it provides current and potential investors with helpful information with respect to the Company’s operating performance. However, Consolidated EBITDA should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP. The Company’s presentation of Consolidated EBITDA may not be comparable to similarly titled measures used by other companies.

Reconciliation of Consolidated EBITDA to Net Income

		Three Months Ended December 31,		Twelve Months Ended December 31,
		2018	2017	2018	2017
Net income		$2,237	$7,382	$9,467	$12,115
Add:	Depreciation	1,771	1,776	6,906	7,001
	Interest expense less interest income	1,339	1,605	5,368	8,426
	Interest expense - amortize loan cost	122	3,896	476	4,823
	Loan termination fees	-	2,228	-	2,303
	Income tax expense (benefit)	338	(10,565)	2,745	(7,856)
	Amortization - intangibles	79	85	326	376
	Stock-based compensation	100	71	308	308
	Loan fees	18	26	74	144
Consolidated EBITDA		$6,004	$6,504	$25,670	$27,640

LEVERAGE RATIO – The Company uses the ratio of debt, net of cash, to Consolidated EBITDA for the last twelve months as an operational performance measurement of Otelco’s leverage. Such ratio is a supplemental measure of the Company’s performance that is not required by, or presented in accordance with, GAAP. The Company reports such ratio to allow current and potential investors to understand this performance metric. The Company also believes that it provides current and potential investors with helpful information with respect to the Company’s operating performance, including the Company’s ability to generate earnings sufficient to service its debt, and enhances understanding of the Company’s financial performance and highlights operational trends. However, such ratio should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP. The Company’s presentation of such ratio may not be comparable to similarly titled ratios used by other companies. The table below provides the calculation of such ratio as of December 31, 2018.

Ratio of Debt, Net of Cash, to Consolidated EBITDA
as of December 31, 2018
($ 000)

Notes payable	$73,011
Debt issuance costs	1,551
Notes outstanding	74,562

Less cash	(4,657)
Notes outstanding, net of cash	$69,905
Consolidated EBITDA for the
last twelve months	$25,670

Leverage ratio	2.72

Contact:   Curtis Garner
                  Chief Financial Officer
                  Otelco Inc.
                  205-625-3580
                  Curtis.Garner@Otelco.com